Exhibit 2.11

FIRST AMENDMENT TO THE

ASSET TRANSFER AND CONTRIBUTION AGREEMENT

This FIRST AMENDMENT TO THE ASSET TRANSFER AND CONTRIBUTION AGREEMENT (the “Amendment”) dated as of December 31, 1998, but effective as of January 1, 1998, is made by and among MARATHON OIL COMPANY, an Ohio corporation (“Marathon”), ASHLAND INC., a Kentucky corporation (“Ashland”), and MARATHON ASHLAND PETROLEUM LLC, a Delaware limited liability company (the “Company”).

WITNESSETH:

WHEREAS, on December 12, 1997, Marathon and Ashland executed the Asset Transfer and Contribution Agreement (“Agreement”);

WHEREAS, on January 1, 1998, the Company executed the Addendum and Joinder to the Asset Transfer and Contribution Agreement, thereby becoming a party to the Agreement;

WHEREAS, on February 27, 1998, May 12, 1998 and May 21, 1998, Marathon, Ashland and the Company entered into letter agreements amending Sections 4.3 and 4.4 of the Agreement; and

WHEREAS, Marathon, Ashland and the Company desire to further amend the Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants of Marathon, Ashland and the Company, and upon the terms and subject to the conditions hereinafter set forth, Marathon, Ashland and the Company, intending to be legally bound, agree as follows:

1.	The letter agreements dated February 27, 1998, May 12, 1998 and May 21, 1998, attached hereto as Exhibits A, B and C, and made a part of this Amendment, are hereby ratified.

2.	Section 3.2(q) of the Agreement is amended to read as follows:

“(q) Other Excluded Assets. Except as otherwise provided herein, (i) all assets of Ashland not used or held for use primarily in, or related primarily to, the operation of Ashland’s Business and (ii) all receivables, deposits and advances due from Ashland and/or its Affiliates excluding (w) those arising from business transactions that will continue between Ashland and/or its Affiliates and the Company after the Closing, (x) the amount of $25,051,345.89 due from Ashland to Ashland Crude Trading, Inc. at the Closing Date, (y) the amount of $32,653,459.00 due from Ashland to Ashland Scurlock Permian Canada, Ltd. at the Closing Date, and (z) the amount of $60,510,114.00 due from Ashland to Scurlock Permian LLC at the Closing Date.”

3.	Section 3.4(h) of the Agreement is amended to read as follows:

“(h) Excluded Intercompany Liabilities. All payables and other Liabilities owing to Ashland and/or its Affiliates except (i) those arising from business transactions that will continue between Ashland and/or its Affiliates and the Company after the Closing, (ii) the amount of $25,051,345.89 owing by Ashland to Ashland Crude Trading, Inc. at the Closing

Date, (iii) the amount of $32,653,459.00 owing by Ashland to Ashland Scurlock Permian Canada, Ltd. at the Closing Date and (iv) the amount of $60,510,114.00 owing by Ashland to Scurlock Permian LLC at the Closing Date.”

4.	Section 7.2(i) of the Agreement is amended to read as follows:

“(i) LOOP/LOCAP. Ashland agrees that if after the Closing it receives any dividends or distributions from LOOP LLC or LOCAP Inc. in respect of the Ashland LOOP/LOCAP Interest, Ashland shall promptly forward to the Company an amount equal to such dividends or distributions net of any Taxes that are either imposed on Ashland with respect to such dividends or distributions or withheld from such dividends and distributions (taking into account Section 6.15 of the Limited Liability Company Agreement).”

5.	Section 9.1(c)(ii) of the Agreement is amended to read as follows:

“(ii) Notwithstanding any other provision of this Section 9.1(c), no Indemnified Party shall be entitled to rights of indemnification under this Section 9.1(c) with respect to any Marathon Environmental Loss (other than (a) Environmental Loss that is subject of a Marathon Consent Decree or a Marathon Ongoing Remediation and (b) Marathon Designated UST Environmental Contamination), whether or not such Environmental Loss is set forth on Schedule 9.1(c) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter, until the total amount of such Marathon Environmental Loss exceeds the relevant Individual Threshold Amount, whereupon an Indemnified Party shall be entitled to indemnification for that portion of such Marathon Environmental Loss that is in excess of the relevant Individual Threshold Amount. Marathon’s obligation to indemnify for (x) Environmental Loss that is the subject of a Marathon Consent Decree or a Marathon Ongoing Remediation and (y) Marathon Designated UST Environmental Contamination is not subject to any Individual Threshold Amount.”

6.	Section 9.2 (c)(ii) of the Agreement is amended to read as follows:

“(ii) Notwithstanding any other provision of this Section 9.2 (c), no Indemnified Party shall be entitled to rights of indemnification under this Section 9.2 (c) with respect to any Ashland Environmental Loss (other than (A) Environmental Loss that is subject of an Ashland Consent Decree or an Ashland Ongoing Remediation and (B) Ashland Designated UST Environmental Contamination), whether or not such Environmental Loss is set forth on Schedule 9.2 (c) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter, until the total amount of such Ashland Environmental Loss exceeds the relevant Individual Threshold Amount, whereupon an Indemnified Party shall be entitled to indemnification for that portion of such Ashland Environmental Loss that is in excess of the relevant Individual Threshold Amount. Ashland’s obligation to indemnify for (x) Environmental Loss that is the subject of an Ashland Consent Decree or an Ashland Ongoing Remediation and (y) Ashland Designated UST Environmental Contamination is not subject to any Individual Threshold Amount.”

7.	Section 9.3(d) is amended to read as follows:

“(d) Payments and Obligations. Any payment by a Marathon Indemnified Person or an Ashland Indemnified Person as guarantor or obligor pursuant to the terms of any Guarantee or other obligation specified in Section 7.1 and Section 7.2, any payment by USX as guarantor or obligor pursuant to the terms of any Guarantee or other obligation specified in Section 3.5 of the Parent Agreement or any payment by Marathon or Ashland (i) pursuant to the terms of any Guarantee or other obligation entered into between the date hereof and Closing with the consent of the other party hereto, (ii) pursuant to the terms of any Contract that is included in the Marathon Transferred Assets or the Ashland Transferred Assets under which Marathon, a Marathon Transferring Entity, Ashland or an Ashland Transferring Entity, as the case may be, remains liable, in each case, to the extent such payment obligation arises from the conduct of the Company’s Business after the Closing, or (iii) pursuant to the terms of any new contract or any amendment of an existing contract that relates to the Marathon Transferred Assets or the Ashland Transferred Assets under which Marathon, a Marathon Transferring Entity, Ashland or an Ashland Transferring entity becomes or remains liable, in each case, to the extent such payment obligation arises from the conduct of the Company’s Business after the Closing and including all Losses incurred by Marathon, USX or Ashland in connection with any Third Party Claims relating to such Guarantees and other obligations.”

8.	Section 9.8 (j) of the Agreement is amended to read as follows:

“(j) Environmental Losses and Construction Activities.

(i) Notwithstanding any other provisions of Section 9.8 to the contrary, but otherwise subject to the terms, conditions, restrictions and limitations of Section 9.8 and Section 9.16, the obligation of Marathon or Ashland, as applicable, to indemnify the Company Indemnified Persons for Environmental Losses arising from Remediation Activities required in connection with Environmental Contamination identified by the Company during the conduct of construction activities undertaken by the Company in the ordinary course at any of the facilities of the Company’s Business, shall be limited to the Lowest Rernediation Cost consistent with, and taking into account the purposes and timing of, the construction in question.

(ii) In the event that the Company, prior to the commencement of any construction activities at a construction site (other than at a Marathon Service Station) included in the Marathon Transferred Assets, knows of pre-Closing Environmental Contamination at the construction site or knows of specific facts from which it could reasonably be concluded that pre-Closing Environmental Contamination exists at the construction site, then Marathon will be obligated to indemnify the Company Indemnified Persons for only 50% of any increased cost of Remediation Activities relating to such pre-Closing Environmental Contamination which results from the construction activities, subject to the applicable Individual Threshold Amount; provided, that in no event shall Marathon’s aggregate indemnity obligation with respect to all Claims for increased costs made under this Section 9.8(j)(ii) exceed $4,000,000. In the event that the Company, prior to the commencement of any construction activities at a construction site (other than at an Ashland Service Station) included in the Ashland Transferred Assets, knows of pre-Closing Environmental Contamination at the construction site or knows of specific facts from which it could reasonably be concluded that pre-Closing Environmental Contamination exists at the construction site, then Ashland will be obligated to indemnify the Company Indemnified Persons for only 50% of any increased cost of Remediation Activities relating to such pre-Closing Environmental Contamination which results from the construction activities, subject to the applicable Individual Threshold Amount; provided, that in no event shall Ashland’s aggregate indemnity obligation with respect to all Claims for increased costs made under this Section 9.8(j)(ii) exceed $2,500,000. Marathon shall have no obligation to indemnify the Company Indemnified Persons for such increased cost resulting from construction activities at a Marathon Service Station, and Ashland shall have no obligation to indemnify the Company Indemnified Persons for such increased cost resulting from construction activities at an Ashland Service Station. Marathon’s and Ashland’s obligations to the Company Indemnified Persons for increased costs under this Section 9.8(j)(ii) shall be in addition to any obligations they have to indemnify the Company Indemnified Persons for other costs of Remediation Activities relating to such pre-Closing Environmental Contamination.

(iii) Notwithstanding anything to the contrary contained in Article IX, neither Marathon nor Ashland shall have any obligation for Environmental Losses arising from Remediation Activities required in connection with pre-Closing Environmental Contamination identified by the Company during the conduct of construction activities undertaken by the Company on any of the sites identified on Schedule 9.8(n) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter and Schedule 9.8(n) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter.”

9.	A new subsection (iii) is added to the end of Section 10.1(c) which reads as follows:

“(iii) Notwithstanding the foregoing, the period of loan may continue until not later than March 31, 1999 for not more than 20 Ashland employees from SuperAmerica’s Retail Credit Group. Loan of these employees shall continue under the same terms and conditions as provided under Section 10.1(d).”

IN WITNESS WHEREOF, the undersigned parties hereto have executed this Agreement effective as of the date first written above.

MARATHON OIL COMPANY		ASHLAND INC.

By:	/S/ V.G. BEGHINI	By:	/S/ PAUL W. CHELLGREN

Name:	V.G. Beghini	Name:	Paul W. Chellgren

Title:	President	Title:	Chairman of the Board and Chief Executive Officer

MARATHON ASHLAND PETROLEUM LLC

By:	/S/ J.L. FRANK

Name:	J.L. Frank

Title:	President